Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2012

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

           704-372-5404

Harris Teeter Supermarkets, Inc. Reports Results for the Second Quarter of Fiscal 2012

CHARLOTTE, N.C.—May 3, 2012—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the second quarter of fiscal 2012 ended April 1, 2012 increased by 6.7% to $1.12 billion from $1.05 billion in the second quarter of fiscal 2011. For the 26 weeks ended April 1, 2012, sales increased by 7.6% to $2.24 billion from $2.08 billion for the comparable period of fiscal 2011. The increase in sales for the quarter and 26-week period was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 3.91% for the quarter, and 4.62% for the 26-week period ended April 1, 2012, from the respective comparable periods of fiscal 2011.  During the first half of fiscal 2012, the Company opened three new stores and closed one store. Since the end of the second quarter of fiscal 2011, the Company has opened six new stores and closed two stores, for a net addition of four stores. The Company operated 206 stores as of the end of the second quarter of fiscal 2012.

As previously disclosed, the Company sold all of its ownership interest in its wholly-owned industrial thread manufacturing company American & Efird, Inc. (“A&E”) on November 7, 2011.  As such, A&E’s results of operations and financial position are reported as discontinued operations.

The Company reported net earnings of $30.3 million for the second quarter of fiscal 2012, compared to net earnings of $29.9 million for the second quarter of fiscal 2011.  Net earnings for the second quarter of fiscal 2012 was comprised of earnings from continuing operations of $30.5 million, or $0.62 per diluted share, and a loss from discontinued operations of $0.2 million.  Net earnings for the second quarter of fiscal 2011 was comprised of earnings from continuing operations of $26.2 million, or $0.54 per diluted share, and earnings from discontinued operations of $3.7 million.

Net earnings for the 26 weeks ended April 1, 2012 totaled $43.9 million and was comprised of earnings from continuing operations of $56.3 million, or $1.15 per diluted share and a loss from discontinued operations of $12.4 million. Net earnings for the 26 weeks ended April 3, 2011 totaled $68.0 million and was comprised of earnings from continuing operations of $60.6 million, or $1.24 per diluted share, and earnings from discontinued operations of $7.4 million. Earnings from continuing operations for fiscal 2012 was favorably impacted by a reversal of accrued interest amounting to $1.3 million that was associated with a reduction of the Company’s unrecognized tax liabilities. Fiscal 2011 earnings from continuing operations included a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment.

Operating profit in the second quarter of fiscal 2012 increased by 10.1% to $52.5 million (4.68% of sales) from $47.7 million (4.54% of sales) in the first quarter of fiscal 2011.  For the 26 weeks ended April 1, 2012, operating profit increased by 10.4% to $98.7 million (4.41% of sales) from $89.5 million (4.30% of sales) in the comparable period of fiscal 2011.  The increase in operating profit was driven by increased gross profit that was offset, in part by increases in selling, general and administrative (“SG&A”) expenses.

Gross profit in the second quarter of fiscal 2012 increased by 8.4% to $343.6 million (30.66% of sales) from $317.1 million (30.19% of sales) in the second quarter of fiscal 2011.  For the 26 weeks ended April 1, 2012, gross profit increased by 7.5% to $670.4 million (29.93% of sales) from $623.5 million (29.94% of sales) in the same period of fiscal 2011. The LIFO charge for the second quarter of fiscal 2012 was $2.3 million (0.20% of sales) as compared to $4.8 million (0.46% of sales) in the second quarter of fiscal 2011. The LIFO charge for the first half of fiscal 2012 was $5.9 million (0.26% of sales) as compared to $5.3 million (0.26% of sales) for the first half of fiscal 2011.

SG&A expenses for the second quarter and first half of fiscal 2012 increased from the respective prior year periods as a result of incremental store growth and its impact on associated operational costs.  On a percent of sales basis, SG&A expenses increased by 32 basis points during the quarter and decreased 13 basis points for the 26 weeks ended April 1, 2012, as compared to the comparable periods of the prior year. The Company’s emphasis on cost controls and improved labor management has been effective in offsetting a portion of the increases in health and welfare costs, pension expense and other fringe benefit costs, as well as increased costs associated with the Company’s store remodeling program.

SG&A expenses included new store pre-opening costs of $1.4 million (0.13% of sales) and $1.9 million (0.18% of sales) in the second quarter of fiscal 2012 and fiscal 2011, respectively.  Pre-opening costs for the 26-week periods ended April 1, 2012 and April 3, 2011 were $2.8 million (0.13% of sales) and $3.9 million (0.18% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

The pre-tax loss from discontinued operations for the 26 weeks ended April 1, 2012 amounted to $18.3 million, $12.4 million after tax benefits or $0.25 per diluted share. As disclosed last year, the Company expected to incur additional non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E.  Accordingly, the Company recorded non-cash charges of $26.3 million ($12.9 million after tax) during the first half of fiscal 2012 that related to these anticipated costs.  The majority of these losses resulted from adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses that was previously included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations and was based upon preliminary actuarial estimates.  Actuarial valuations and the final purchase price allocation are not expected to be finalized until the Company’s third quarter of fiscal 2012 and could result in additional adjustments.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are very pleased with our results for the quarter.  Our pricing and promotional strategies continue to be effective in driving unit sales, customer visits and increasing market share. Our operating profit margin improvement for the year was driven by the reduction in our selling, general and administrative expense margin realized through the leverage created from the additional sales and our emphasis on cost controls. We believe these positive results are a result of our continuing commitment to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2012 are planned to total approximately $215 million.  During the remainder of fiscal 2012, the Company plans to open four new stores and complete major remodels on ten stores, five of which will be expanded in size.  The remaining store openings for fiscal 2012 are expected to include three in the third quarter (one of which is a replacement for a store closed in the first quarter) and one in the fourth quarter. The new store development program for fiscal 2012 is expected to result in a 3.9% increase in retail square footage, as compared to a 3.2% increase in fiscal 2011.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2012 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at:  www.harristeeter.com.

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Earnings

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended				26 Weeks Ended
	April 1, 2012		April 3, 2011		April 1, 2012		April 3, 2011
Sales	$1,120,379	100.00%	$1,050,146	100.00%	$2,239,945	100.00%	$2,082,427	100.00%
Cost of Sales	776,822	69.34%	733,070	69.81%	1,569,568	70.07%	1,458,928	70.06%
Gross Profit	343,557	30.66%	317,076	30.19%	670,377	29.93%	623,499	29.94%

Selling, General and Administrative Expenses:
Harris Teeter	288,004	25.71%	266,605	25.39%	565,993	25.27%	528,129	25.36%
Corporate	3,067	0.27%	2,815	0.27%	5,636	0.25%	5,915	0.28%
Total	291,071	25.98%	269,420	25.66%	571,629	25.52%	534,044	25.65%

Operating Profit	52,486	4.68%	47,656	4.54%	98,748	4.41%	89,455	4.30%

Other Expense (Income):
Interest expense	3,334	0.30%	5,069	0.48%	8,072	0.36%	9,529	0.46%
Interest income	(34)	0.00%	(33)	0.00%	(82)	0.00%	(56)	0.00%
Net investment loss (gain)	—	0.00%	114	0.01%	—	0.00%	(19,392)	-0.93%
Total	3,300	0.29%	5,150	0.49%	7,990	0.36%	(9,919)	-0.48%

Earnings From Continuing Operations Before Income Taxes	49,186	4.39%	42,506	4.05%	90,758	4.05%	99,374	4.77%
Income Tax Expense	18,730	1.67%	16,333	1.56%	34,486	1.54%	38,795	1.86%
Earnings from Continuing Operations, Net of Income Taxes	30,456	2.72%	26,173	2.49%	56,272	2.51%	60,579	2.91%

Earnings (Loss) from Operations of Discontinued Operations	(344)		6,504		(18,344)		12,094
Income Tax (Benefit) Expense	(142)		2,771		(5,985)		4,634
Earnings (Loss) from Discontinued Operations, Net of Income Taxes	(202)		3,733		(12,359)		7,460

Net Earnings	$30,254		$29,906		$43,913		$68,039

Net Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.62		$0.54		$1.16		$1.25
Discontinued Operations	—		0.08		(0.25)		0.15
Total	$0.62		$0.62		$0.90		$1.40

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.62		$0.54		$1.15		$1.24
Discontinued Operations	—		0.08		(0.25)		0.15
Total	$0.62		$0.61		$0.90		$1.39

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,780		48,481		48,714		48,446
Diluted	49,034		48,818		49,016		48,806

Dividends Declared Per Common Share	$0.14		$0.13		$0.27		$0.26

Effective Tax Rate on Continuing Operations	38.1%		38.4%		38.0%		39.0%

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	April 1,	October 2,	April 3,
	2012	2011	2011
Assets
Current Assets:
Cash and Cash Equivalents	$232,476	$164,479	$64,010
Accounts Receivable, Net	52,784	47,088	51,115
Refundable Income Taxes	10,042	15,055	—
Inventories	290,659	287,137	270,068
Deferred Income Taxes	5,023	1,321	828
Prepaid Expenses and Other Current Assets	26,772	24,576	24,675
Current Assets of Discontinued Operations	—	220,017	270,739
Total Current Assets	617,756	759,673	681,435

Property, Net	1,040,048	1,019,468	1,009,195
Investments	104,735	112,556	113,478
Intangible Assets	13,073	13,609	13,602
Other Long-Term Assets	82,440	79,118	78,814
Total Assets	$1,858,052	$1,984,424	$1,896,524

Liabilities and Shareholders' Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,137	$3,902	$4,093
Accounts Payable	246,032	252,859	213,980
Income Taxes Payable	—	—	2,196
Accrued Compensation	57,072	63,236	51,568
Other Current Liabilities	79,410	87,805	72,413
Current Liabilities of Discontinued Operations	—	71,571	68,469
Total Current Liabilities	386,651	479,373	412,719

Long-Term Debt and Capital Lease Obligations	210,702	283,428	285,880
Deferred Income Taxes	23,175	19,674	3,497
Pension Liabilities	104,459	113,617	126,553
Other Long-Term Liabilities	111,397	113,250	111,785

Shareholders' 'Equity:
Common Stock	107,940	104,211	99,644
Retained Earnings	1,015,140	984,535	974,106
Accumulated Other Comprehensive Loss	(101,412)	(100,423)	(105,470)
Accumulated Other Comprehensive Loss of Discontinued Operations	—	(19,048)	(17,939)
Total Shareholders' Equity of Harris Teeter Supermarkets, Inc.	1,021,668	969,275	950,341
Noncontrolling Interest of Discontinued Operations	—	5,807	5,749
Total Shareholders' Equity	1,021,668	975,082	956,090
Total Liabilities and Shareholders' Equity	$1,858,052	$1,984,424	$1,896,524

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	April 1,	April 3,
	2012	2011
Cash Flow From Operating Activities:
Net Earnings	$43,913	$68,039
Loss (Earnings) from Discontinued Operations	12,359	(7,460)
Non-Cash Items Included in Net Income
Depreciation and Amortization	66,885	63,652
Deferred Income Taxes	2,153	146
Net Gain on Sale of Property and Investments	(162)	(19,343)
Share-Based Compensation	3,808	3,999
Other, Net	(2,020)	(1,350)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(5,696)	(3,242)
Inventories	(3,522)	1,957
Prepaid Expenses and Other Current Assets	(1,304)	4,268
Accounts Payable	(10,055)	3,105
Other Current Liabilities	(8,439)	1,043
Other Long-Term Operating Accounts	(30,191)	(32,571)
Net Cash Used by Operating Activities of Discontinued Operations	—	(576)
Net Cash Provided by Operating Activities	67,729	81,667

Investing Activities:
Capital Expenditures	(70,393)	(71,553)
Purchase of Other Investments	(591)	(14,402)
Proceeds from Sale of Property and Investments	170,418	50,297
Investments in Company-Owned Life Insurance	(611)	(1,073)
Other, Net	(28)	(127)
Net Cash Used by Investing Activities of Discontinued Operations	—	(1,285)
Net Cash Provided (Used) by Investing Activities	98,795	(38,143)

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(81,357)	(28,267)
Dividends Paid	(13,308)	(12,776)
Proceeds from Stock Issued	314	360
Share-Based Compensation Tax Benefits	1,838	762
Shares Effectively Purchased and Retired for Withholding Taxes	(5,129)	(2,485)
Other, Net	(885)	70
Net Cash Used by Financing Activties of Discontinued Operations	—	(570)
Net Cash Used by Financing Activities	(98,527)	(42,906)

Increase in Cash and Cash Equivalents	67,997	618
Effect of Foreign Currency Fluctuations on Cash of Discontinued Operations	—	81
Cash and Cash Equivalents at Beginning of Period	164,479	73,612

Cash and Cash Equivalents at End of Period	$232,476	$74,311

Cash and Cash Equivalents of Continuing Operations	$232,476	$64,010
Cash and Cash Equivalents of Discontinued Operations	—	$10,301

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$9,357	$9,701
Income Taxes	21,716	20,767
Non-Cash Activity:
Assets Acquired Under Capital Leases	8,866	12,144
Note Received in Connection with Sale of Investments	—	2,855

Harris Teeter Supermarkets, Inc.

Other Statistics

	13 Weeks Ended		26 Weeks Ended
	April 1,	April 3,	April 1,	April 3,
	2012	2011	2012	2011

Comparable Store Sales Increase	3.91%	1.42%	4.62%	1.81%

Store Brand Penetration Based on Units	24.15%	24.48%	24.25%	24.08%

Store Brand Penetration Based on Sales	24.98%	24.38%	25.24%	24.40%

Store Count
Beginning number of stores	206	201	204	199
Opened during the period	—	2	3	4
Closed during the period	—	(1)	(1)	(1)
Stores in operation at end of period	206	202	206	202

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.